EXHIBIT 99.1
FOR IMMEDIATE RELEASE
DATE: June 11, 2008
CONTACT: Susan Munhall, Investor Relations, Hudson City Bancorp, Inc.,
+1-201-967-8290, smunhall@hcsbnj.com
Hudson City Mortgage Applications Running At Record Pace
PARAMUS, NEW JERSEY––Hudson City Bancorp, Inc.’s (“Hudson City”) (NASDAQ: HCBK) mortgage applications are continuing to come in at a record pace. This performance contrasts dramatically with the Mortgage Bankers Association report, released last week that “U.S. mortgage applications fell for the third consecutive week, reaching its lowest level in over six years.”
In the report released today, “The Mortgage Bankers Association said its seasonally adjusted mortgage application index, boosted by increased demand for both purchase and refinance loans, rose 10.9 percent in the June 6 week. In the worst U.S. housing market since the Great Depression, some signs are emerging that deep discounts are starting to entice buyers.”
The Wall Street Journal also reported, “Total U.S. home mortgage originations in the first quarter dropped 29% to $480 billion.” In contrast, Hudson City mortgage production was up 17% through May 31, 2008 compared to the corresponding period last year.
According to Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer, “Our growth is due, in part, to a significant increase in market share as well as through the refinancing of mortgages held by our competitors. In fact, during the first quarter of 2008, we received an 11 to 1 advantage of applications to refinance mortgages held by our competitors over mortgages held by Hudson City. In the second quarter of 2008 we continue to experience that favorable trend but have begun to see an almost 50/50 split between home purchase loan activity and refinancings with the average size of new mortgage requests exceeding $600,000.”
The Mortgage Bankers Association Report sited significantly tighter lending standards and reports that souring demand for home loans last week have been tied to sharply higher interest rates on mortgages.
According to Hermance, “The fact that we are The Most Efficient Bank in America, have a strong capital base and have been unwilling to compromise our pristine mortgage quality while growing the Bank provide us with a significant cost advantage in the marketplace. We are currently offering mortgage rates as low as 6.25% on 30 year fixed rate loans.”
Hudson City performance has not gone unnoticed by Wall Street. According to a recent Bloomberg article, Hudson City Bancorp Inc. received the highest average analyst ratings among bank stocks in the Standard & Poor’s 500 index. Furthermore, Forbes recently named Hudson

City “The Best-Managed Bank of 2007” and Jim Cramer, host of CNBC’s hit financial news program, Mad Money, presented Hudson City’s Hermance with his inaugural “Banker of the Year” award. The Wall Street Journal Scoreboard of 1,000 companies across 75 industry groups also cited Hudson City as the #2 bank in the country for its 5-year average return of 23.6%.
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Hudson City Savings Bank, among the top fifty banks in the United States by asset size, is recognized as The Most Efficient Bank in the country. This enables Hudson City to deliver significant values to customers in the form of higher deposit yields, competitive mortgage rates, and lower fees. Hudson City, the largest savings bank headquartered in New Jersey, also serves customers throughout the surrounding metropolitan area with branches located in Westchester, Fairfield, Putnam, and Rockland counties, as well as in Long Island, Staten Island, and the New Jersey suburbs of Philadelphia. Deposit accounts at Hudson City are FDIC insured to the maximum allowed by law.
This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.